Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF OPORTUN FINANCIAL CORPORATION
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
Oportun Financial Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
1.The name of the Corporation is Oportun Financial Corporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 30, 2011. The original name of the corporation was Progreso Financiero Holdings, Inc.

2.This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, by the Board of Directors and the stockholders of the Corporation.

3.Section C of Article V of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“C. Removal of Directors.
a. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, the entire Board of Directors or any individual director may be removed in the manner provided in Section 141(k) of the DGCL.
b. [RESERVED]”
4.Section (E)(1) of Article V of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“1. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. Any adoption, alteration, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders of the Corporation shall also have power to adopt, alter, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law, by this Amended and Restated Certificate of Incorporation or by any Preferred Stock certificate of designation, the Bylaws of the Corporation may not be adopted, altered, amended or repealed by the stockholders of the Corporation except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws.”

5.Section (B) of Article VIII of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“B. Any amendment to this Amended and Restated Certificate of Incorporation that requires stockholder approval pursuant to the DGCL shall require the affirmative vote of the holders of at least a majority of the voting power of the issued and then-outstanding shares of capital stock of the Corporation entitled to vote thereon.”
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on July 21, 2025.

By: /s/ Raul Vazquez
Name: Raul Vazquez
Title: Chief Executive Officer